Bionano Genomics Reports Third Quarter 2019 Financial Results and Provides Business Update

Conference Call and Webcast scheduled for today, Thursday, November 7 at 4:30 pm ET

SAN DIEGO, November 7, 2019 - Bionano Genomics, Inc. (NASDAQ: BNGO), a life sciences instrumentation company that develops and markets Saphyr®, a platform for ultra-sensitive and ultra-specific structural variation detection in genome analysis, today reported its financial results for the third quarter and nine-months ended September 30, 2019 and provided a business update.

Recent Business Highlights

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Users of Bionano’s Saphyr system presented validation results at the American Society of Human Genetics 2019 Conference for a growing list of applications in human genetics and cancer research, including: Facioscapulohumeral Muscular Dystrophy (FSHD), repeat expansion disorders and digital cytogenetics.

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Announced Saphyr has been adopted by leading organizations, including PerkinElmer Genomics and the University of Iowa, for use in their clinical genomics laboratories, replacing traditional methods for clinical testing. Additionally, the Company announced that PerkinElmer Genomics and the University of Iowa have plans to develop assays based on Bionano optical mapping technology to expand their comprehensive suite of genetic tests assessing disease-associated chromosomal abnormalities. Their lead indication is FSHD, which is one of the most prevalent forms of muscular dystrophy and impacts 1 in 10,000 individuals.

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Announced presentation of results at the 2019 Cancer Genomics Consortium Annual Meeting by Professor Brynn Levy, Director of Cytogenetics at Columbia University, and Professor Rashmi Kanagal-Shamanna, Microarray Director in the Molecular Diagnostics Lab of the University of Texas MD Anderson Cancer Center, affirming Saphyr’s potential to replace traditional cytogenetics methods for the detection of structural variants in certain blood cancers.

In one key study, Dr. Levy presented outcomes from a study comparing Saphyr to technologies used in traditional cytogenetics workflows in oncology. Dr. Levy discussed the strong concordance of the size of the deletions and the breakpoints identified by Saphyr with those determined by microarray results. Based on the preliminary results, Dr. Levy concluded that Saphyr has the potential to be a powerful new tool in cytogenomics for assessing chromosome structure and copy number. Upon completion of the clinical validation phase, Dr. Levy’s team plans to evaluate the benefits of using the Saphyr system for discovery of novel variants by analyzing samples previously deemed “normal” by karyotype, fluorescence in situ hybridization (FISH), and Chromosomal MicroArray (CMA) to identify the existence of any recurring abnormalities with prognostic and therapeutic value that may have been missed by traditional methods. The study is being run by a consortium of leading cytogenetics teams at institutions in the United States, including Columbia University, the MD Anderson Cancer Center of the University of Texas, the Mayo Clinic, the University of Washington, Penn State University, Augusta University and the PathGroup.

In another study, Dr. Kanagal-Shamanna presented results from the analysis of seven patient samples with Myelodysplastic Syndrome (MDS), a precursor to leukemia characterized by the presence of large structural variants, using Saphyr. In addition to identifying all clinically relevant variants previously detected by karyotyping and CMA, Saphyr revealed additional structural variants of research interest that were missed by these methods, including deletions of the TP53 and TET2 genes, which have prognostic and therapeutic implications. Dr. Kanagal-Shamanna stated that the high concordance between Bionano optical mapping and conventional techniques provides proof-of-concept for potential use of Saphyr as a single-platform for comprehensive assessment of all structural variants, including copy number variants and balanced rearrangements.

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We estimate that there are approximately 2,500 cytogenetic laboratories worldwide, and we believe study results like those described above support Saphyr utility as a platform to streamline traditional cytogenetic testing workflows for clinical laboratories seeking to transform their testing. The results also show that Saphyr provides a path to solving previously intractable scientific questions connected to the mechanisms of disease, which supports its potential as a powerful complement to the estimated 7,000 research use only high-throughput sequencers currently installed worldwide.

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Completed an underwritten public offering of common stock, pre-funded warrants to purchase shares of common stock, and accompanying common warrants, resulting in approximately $18 million in gross proceeds to the Company, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

“Data continue to confirm and validate Saphyr’s potential to replace traditional cytogenetics methods for the detection of structural variants in certain blood cancers, and we are humbled to have globally recognized leaders in their field support the use of Saphyr over traditional methods,” said Erik Holmlin, Ph.D., CEO of Bionano. “We are now seeing Saphyr being accepted and recognized by world-class institutions and expect to see that trend continue. With our recent public offering, we believe we are well-positioned for continued growth.”

Third quarter Financial Highlights

Total Revenue. Total revenue increased by $0.5 million, or 17%, to $3.3 million for the three months ended September 30, 2019 compared to $2.8 million for the same period in 2018. The increase in revenue is driven by substantial growth in our domestic sales, offset by a decline in our international sales. Following is a summary of changes for the three months ended September 30, 2019 as compared to the same period in 2018:

•	North America revenue increased by $0.9 million, or 103%;

•	EMEIA revenue decreased by $0.1 million, or 13%; and

•	Asia Pacific revenue decreased by $0.3 million, or 36%.

Cost of Revenue. Total cost of revenue decreased by $0.7 million, or 23%, to $2.4 million for the three months ended September 30, 2019 compared to $3.1 million for the same period in 2018. The Company incurred a $1.3 million expense to write-down the carrying value of its Irys instruments on-hand to zero during the three months ended September 30, 2018. Total cost of revenue decreased for the three months ended September 30, 2019 compared to the same period in 2018 due to the Irys write-down in 2018 which was partially offset by an increase in cost of revenue from the increase in sales.

Operating Expenses. Operating expenses increased by $0.9 million, or 16%, to $6.6 million for the three months ended September 30, 2019 compared to $5.7 million for the same period in 2018. The increase was mainly attributed to higher selling, general, and administrative expense which was due to increased employee compensation costs resulting from headcount additions to our global sales and marketing teams as well as back-office support to assist with the growth of our world-wide product distribution.

Net Loss. Net loss for the three months ended September 30, 2019 was $6.4 million compared to $4.9 million for the same period in 2018.

Cash and cash equivalents. At September 30, 2019, the Company had cash and cash equivalents of $8.2 million, compared to cash and cash equivalents of $16.5 million at December 31, 2018.

Conference Call & Webcast Details
The Company will host a conference call and live webcast to discuss its third quarter 2019 financial results and provide an update on business activities. The event will be held today at 4:30 p.m. Eastern Time. Dial-in details are as follows:

Date:            Thursday, November 7, 2019
Time:             4:30 p.m. Eastern Time
Toll Free:        800-239-9838
International:        786-789-4784
Conference ID:    9713013
Webcast:        http://public.viavid.com/index.php?id=136900

To access the call, participants should dial the applicable telephone number above at least 5 minutes prior to the start of the call.  An archived version of the webcast will be available for replay in the Investors section of the Bionano website.

About Bionano Genomics
Bionano is a life sciences instrumentation company in the genome analysis space. Bionano develops and markets the Saphyr system, a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and is designed to drive the adoption of digital cytogenetics, which is a more systematic, streamlined and industrialized form of traditional cytogenetics. The Saphyr system comprises an instrument, chip consumables, reagents and a suite of data analysis tools.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Saphyr’s unique ability to comprehensively detect structural variations and identify their human disease associations; the adoption of Saphyr as a routine tool in research and clinical settings and the effectiveness and utility of the Saphyr system in such settings; the ability of Saphyr to improve treatment of cancer patients; conclusions as to Saphyr’s potential as a powerful new tool in cytogenomics; Saphyr’s potential contribution to improvements in traditional cytogenetics; expectations regarding the rate and extent of adoption of the Saphyr system in the cytogenetics segment; the benefits of new data and publications, including their validation of Saphyr as a leading digital cytogenetics tool; our anticipated use of net proceeds to drive continued growth. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that our sales, revenue, expense and other financial guidance may not be as expected, as well as risks and uncertainties associated with: general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the loss of key members of management and our commercial team; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2018 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Contacts

Bionano Contact:
Mike Ward, CFO
Bionano Genomics, Inc.
+1 (858) 888-7600
mward@bionanogenomics.com

Bionano Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 535-7742
arr@lifesciadvisors.com

Media Contact:
Kirsten Thomas
The Ruth Group
+1 (508) 280-6592
kthomas@theruthgroup.com

Financial tables follow

Bionano Genomics, Inc.
Consolidated Balance Sheets

	September 30, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$8,224,801	$16,522,729
Accounts receivable, net	6,000,783	4,514,333
Inventory	2,595,095	1,068,557
Prepaid expenses and other current assets	1,018,689	919,500
Total current assets	17,839,368	23,025,119
Property and equipment, net	1,367,940	1,777,302
Total assets	$19,207,308	$24,802,421
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,634,279	$1,351,736
Accrued expenses	3,432,001	2,900,129
Deferred revenue	417,891	270,998
Line of credit	953,094	—
Total current liabilities	7,437,265	4,522,863
Long-term debt	18,777,356	9,029,374
Long-term deferred revenue	224,088	304,467
Other non-current liabilities	147,115	808,366
Total liabilities	26,585,824	14,665,070
Total stockholders’ equity (deficit)	(7,378,516)	10,137,351
Total liabilities and stockholders’ equity (deficit)	$19,207,308	$24,802,421

Bionano Genomics, Inc.
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Product revenue	$3,162,273	$2,700,162	$6,870,257	$7,618,407
Other revenue	150,724	128,542	470,121	368,791
Total revenue	3,312,997	2,828,704	7,340,378	7,987,198
Cost of revenue:
Cost of product revenue	2,237,886	3,064,661	4,882,771	5,708,704
Cost of other revenue	137,214	3,671	194,617	14,507
Total cost of revenue	2,375,100	3,068,332	5,077,388	5,723,211
Operating expense:
Research and development	2,173,905	2,505,137	6,681,708	6,962,696
Selling, general and administrative	4,449,088	3,224,075	14,295,695	9,617,814
Total operating expense	6,622,993	5,729,212	20,977,403	16,580,510
Loss from operations	(5,685,096)	(5,968,840)	(18,714,413)	(14,316,523)
Other income (expense):
Interest expense	(578,045)	(404,437)	(1,416,437)	(1,114,053)
Change in fair value of preferred stock warrants and expirations	—	1,520,159	—	3,991,081
Loss on debt extinguishment	—	—	(921,496)	(342,164)
Other expense	(130,539)	(75,957)	(848,671)	(296,973)
Total other income (expense)	(708,584)	1,039,765	(3,186,604)	2,237,891
Loss before income taxes	(6,393,680)	(4,929,075)	(21,901,017)	(12,078,632)
Benefit (provision) for income taxes	(4,486)	2,978	(13,458)	(6,304)
Net loss	$(6,398,166)	$(4,926,097)	$(21,914,475)	$(12,084,936)